Exhibit 99.1

Dermata Therapeutics, Inc. Announces Appointment of Kyri Van Hoose as Senior Vice President, Chief Financial Officer

SAN DIEGO, September 1, 2021 — Dermata Therapeutics, Inc. (“Dermata,” or the “Company”) (Nasdaq: DRMA; DMRAW), a clinical-stage biopharmaceutical company focused on the development of novel dermatology therapies, today announced the appointment of Kyri Van Hoose as Senior Vice President, Chief Financial Officer. Ms. Van Hoose is a strategic and operational finance leader with over 20 years of experience, including more than 15 years in the life sciences industry. Ms. Van Hoose is replacing Thomas Insley, who is retiring as the Company’s full time CFO after 6 years, but will continue to work with the Company as a financial consultant.

“I am very excited to welcome Kyri to Dermata as our SVP, Chief Financial Officer. As a new public, clinical-stage drug development company, Kyri will be a great asset to help Dermata navigate its future growth and development as a public company. Kyri’s extensive financial experience in the life sciences industry and experience with public companies will support our programs for the continued development of DMT310 and DMT410,” said Gerry Proehl, Dermata’s Chief Executive Officer. “Everyone on our team is very excited to have Kyri come on board and we all want to thank Tom Insley for his years of service and are happy to say that he will still be involved with the Company moving forward,” concluded Mr. Proehl.

“I am thrilled to join the Dermata team and oversee the financial strategy to advance the company’s programs through development and hopefully onto the market,” said Ms. Van Hoose. “Dermata is a great company to work for with new and innovative product candidates. I look forward to working closely with Gerry and the entire Dermata team, including the Board of Directors, on accomplishing our corporate goals and to drive value for our shareholders.”

Prior to Dermata, Ms. Van Hoose served as Chief Financial Officer of TEGA Therapeutics, Inc., a private biotechnology company. Prior to that, Ms. Van Hoose served as the head of finance for Curzion Pharmaceuticals, Inc., a private, rare disease company, until its acquisition by Horizon Therapeutics plc, as well as Avelas Biosciences, Inc., a clinical-stage biotechnology company. For over a decade, Ms. Van Hoose held financial leadership positions of increasing responsibilities at Acadia Pharmaceuticals, Inc., (NASDAQ: ACAD) including Senior Director of Finance and Corporate Controller. Ms. Van Hoose began her career at Deloitte and is a licensed Certified Public Accountant (California active) and earned her B.S. in Accounting at the University of Southern California and M.B.A. in Finance at University of California, Irvine.

About Dermata Therapeutics:

Dermata is a clinical-stage biotechnology company focused on making major advancements in the treatment of medical and aesthetic skin diseases and conditions. Dermata has a team of experienced individuals who are currently focused on progressing two programs for the treatment of acne, psoriasis, rosacea and aesthetic indications. To learn more about Dermata and its pipeline of product candidates, please visit www.dermatarx.com.

Dermata Contacts:

Investors

Sean Proehl

858-800-2543 Ext. 705

sproehl@dermatarx.com